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                                                                     EXHIBIT 2.2

                     STOCK SALE AND TERMINATION AGREEMENT

                  This Stock Sale and Termination Agreement is made and entered into as of the 28th day of October, 1996, by and between James R. Ratcliff ("Seller") and RHO Company, Inc., a Washington corporation (the "Company").

                  WHEREAS, Seller is the owner of 16,666.66 shares (the "Shares") of Common Stock of the Company and has been employed as the Vice President of the Company; and

                  WHEREAS, the Company has entered into a Subscription Agreement (the "CTS Agreement") of even date herewith with COMFORCE Technical Services, Inc. ("CTS"), a Delaware corporation, whereby CTS is to purchase 101,000 shares of Common Stock of the Company, and

                  WHEREAS, it was a condition of the execution and delivery of the CTS Agreement that Ratcliff execute and deliver this Agreement;

                  NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                  Section 1.  Purchase and Sale of Shares.

                  (a) Subject to the terms and conditions set forth herein, the Seller agrees to and will sell, transfer, assign and deliver to the Company at the Closing (as hereinafter defined), free and clear of all liens, options, pledges, encumbrances, security interests or other claims, and the Company agrees to and will purchase and accept from the Seller, the Shares.

                  (b) The total consideration payable for the Shares shall be One Million Seven Hundred Thousand Dollars ($1,700,000) payable as follows:

                           (i) Five Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($566,667) (the "Initial Payment") has been paid to Seller by the Company on the date hereof in immediately available funds. Said payment to Seller is irrevocable and non-refundable.

                           (ii) The remainder, consisting of One Million One Hundred Thirty-Three Thousand Three Hundred Thirty Three Dollars ($1,133,333) (The

                           "Second Payment") shall be due and payable on the Closing Date in immediately available funds by wire transfer in accordance with Seller's written instructions given to the Company at least two (2) business days prior to the Closing Date.

                  Section 2. Closing. The Closing shall take place at the principal offices of the Company at the date and time of the closing (the "CTS Closing") of the transactions contemplated by the CTS Agreement or if the Company, at its option, elects to consummate the transactions contemplated hereby thereafter and prior to a termination as provided in Section 11, at such other date and time as is designated by the Company by at least five (5) days' advance written notice to Seller. Such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date." If the CTS Agreement is terminated, either party may terminate this Agreement as provided in
Section 11.

                  Section 3.  Termination of Employment at Closing.

                  (a) Until the Closing Date or termination of this Agreement pursuant to Section 11 hereof, Seller shall be considered to be on vacation from his position with the Company. He shall receive pay during such period as if he were on vacation until he has fully utilized all of his accrued and unpaid vacation, at which time he will be deemed to be on paid leave from his employment with the Company. The Company shall not terminate Seller's employment during such vacation and paid leave.

                   (b) Subject to receipt by Seller of all of the payments described in Section 1 hereof and delivery of the promissory note as described in subsection (c) below, Seller hereby resigns effective on the Closing Date as an employee and/or consultant of the Company and from any and all positions, directorships and offices Seller may have with the Company. The Employment Agreement (the "Employment Agreement") dated as of January 6, 1996 between the Seller and the Company and any and all other agreements or arrangements whereby Seller has been employed by or provided services to the Company shall be terminated as of the Closing Date. In the event that this Agreement is terminated for any reason, Seller's employment with the Company shall be unaffected by this Agreement. In addition, in consideration of Seller's termination of his employment with the Company, as described in this subsection
(b), the Company releases Seller, effective as of said termination, from any and all of the terms and conditions of the Employment Agreement relating to non-competition and/or non-interference. Said release shall not affect Seller's obligations under Section 6 hereof.

                  (c) In further consideration for the agreements of Seller set forth in subsections (b) and (d) of this Section, the Company will deliver to Seller on the Closing Date a Promissory Note (the "Note") in the form attached as Exhibit A.

                  (d) Seller on the one hand, and the Company and J. Scott Erbe ("Erbe") on the other hand, hereby release and forever discharge, effective on the Closing Date, the Company,

                                       2.
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Erbe and the Company's stockholders, directors, officers, employees, agents, representatives, successors and assigns (the "Related Persons") on the one hand, and Seller on the other hand, from any and all obligations arising from all agreements with respect to Seller's employment with the Company or Seller's provision of services to the Company, whether written or oral, including but not limited to, the Employment Agreement. Seller on the one hand, and the Company and Erbe on the other hand, hereby release and forever discharge, effective on the Closing Date, any claim Seller on the one hand, and the Company and Erbe on the other hand, may now have, or may hereafter have, in connection with Seller's employment or the termination of his employment with the Company. Seller on the one hand, and the Company and Erbe on the other hand, hereby confirm and agree that it is Seller's intention on the one hand, and the Company's and Erbe's on the other hand, by this release to release, effective on the Closing Date, the Company, Erbe and the Related Persons on the one hand, and Seller on the other hand, from any and all claims, demands, damages, actions, suits of any and every nature, known or unknown, relating to Seller's employment with or provision of services to the Company to the date of this release, including, but not limited to, claims arising under federal or state statutes or common law, for breach of contract or for incentive compensation, bonuses, vacation or severance pay. Notwithstanding the foregoing, this release shall not release any party from its obligations under this Agreement or the Note.

                  (e) If either party terminates this Agreement pursuant to
Section 11 hereof, all the provisions of this Section shall thereafter be of no further force or effect.

                  (f) Until the Closing Date, nothing in this Section shall be deemed to release or waive, or to constitute an admission with respect to, any rights of Seller against or with respect to the Company or Erbe on the one hand, or any rights of the Company and Erbe against or with respect to Seller on the other hand, or the Employment Agreement or the Stock Redemption Agreement, as defined below.

                  Section 4.  Escrow of Shares.

                  (a) On the date hereof, Seller has deposited the stock certificate evidencing the Shares and a stock power endorsed by Seller in blank with Lillick & Charles LLP (the "Escrow Agent") to be held in accordance with an escrow agreement in the form attached hereto as Exhibit B (the "Escrow
                                                ---------
Agreement") among the Seller, the Company and the Escrow Agent.

                  (b) Seller shall retain all voting rights and rights to cash dividends and distributions with respect to the Shares and all rights and interests of any kind and nature whatsoever in the Stock Redemption Agreement, as defined below, and in any other agreement relating to the Shares until the Closing and until the Note and all payments payable pursuant to Section 1 have been received by Seller.


                                       3.
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                  (c) On the Closing Date, upon tender of the Second Payment and the Note by the Company to the Seller, Seller shall join with the Company in giving the Escrow Agent written instructions to release the Certificate and Stock Power to the Company.

                  Section 5. Stock Redemption Agreement; Consent to CTS Agreement. The terms of the Stock Redemption and Purchase Agreement (the "Stock Redemption Agreement") dated as of February 6, 1991 among Seller, the Company and Erbe are hereby waived to the extent they in any way conflict with or prohibit any action taken or transaction consummated or to be consummated hereunder. Subject to the receipt by Seller of all payments described in Section 1 hereof and delivery of the Note, Seller shall have no further obligation or right under the Stock Redemption Agreement. Seller consents to the execution and delivery by Erbe and the Company of the CTS Agreement.

                  Section 6.  Covenants of Seller.

                  (a) The Seller will not for a period of three (3) years from the date of this Agreement either directly or indirectly on his own account, or as agent, stockholder, owner, employer, employee, or otherwise, solicit any business from any party: (i) that is a client of the Company on the date hereof or on the Closing Date, or (ii) that is a potential client of the Company that Seller may have contacted or been assigned to at any time during his period of employment with the Company other than prior to the Closing Date on behalf of the Company.

                  (b) The Seller agrees that he shall not for a period of three
(3) years after the date hereof, either directly or indirectly for his own individual purposes or those of another, contact or communicate with any employee of the Company without regard to his/her location, for the purpose of attempting to or actually soliciting or hiring that employee on Seller's own account or on the account of another.

                  Section 7. Seller's Representation and Warranty. The Seller represents and warrants to the Company that, except for certain restrictions on the sale of the Shares under that certain Stock Redemption Agreement, which, subject to the conditions described in Section 5 hereof, have been effectively waived and released, he is the owner, free and clear of any liens, options, pledges, encumbrances, security interests or other claims (collectively, "Liens"), of all of the Shares and that, upon release of the Certificate and Stock Power to the Company, the Company shall receive good title to the Shares, free of any and all Liens.

                  Section 8. Company's Representation and Warranty. All necessary action has been taken to authorize execution and delivery hereof by the Company and its consummation of the transactions contemplated hereby and the execution, delivery and performance of this Agreement are not in violation of the Company's governing documents or any other document to which it is a party or bound, nor do they require the consent or approval of any party that has not been obtained.

                                       4.

                  Section 9. Conditions to Seller's Obligation to Close. The obligation of the Seller to sell the Shares shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

                  (a) The representations and warranties of the Company contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time.

                  (b) There shall not have been issued an effective order of any court or other governmental body which shall restrain, prohibit or invalidate the sale of the Shares to the Company.

                  (c) The Company shall have tendered all payments to Seller as described in Section 1 hereof and shall have delivered the Note to Seller.

                  (d) Any personal guaranties of the Seller relating to indebtedness of the Company shall have been released by the beneficiaries thereof, in such documented form as is reasonably acceptable to Seller, or the obligations of the Company supported by the guaranties shall have been paid in full.

                  Section 10. Conditions to Company's Obligation to Close. The obligation of the Company to purchase the Shares shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

                  (a) The representations and warranties of the Seller contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time.

                  (b) There shall not have been issued an effective order of any court or other governmental body which shall restrain, prohibit or invalidate the sale of the Shares to the Company.

                  (c) The CTS Closing shall have occurred.

                  Section 11. Termination. In the event the Closing Date does not occur on the earlier of (a) the CTS Closing Date or, if the CTS Agreement is terminated, on the date sixty (60) days after the date of such termination or
(b) April 30, 1997, Seller or the Company may, by written notice to the other party hereto, terminate this Agreement and, at such time the Company shall join with Seller in giving instructions to the Escrow Agent to release all of the Shares to Seller. In such case Seller shall be entitled to retain the Initial Payment and this Agreement shall be terminated and be null and void for all purposes and the Company and Seller shall have no further obligations hereunder, except for any monetary damage claim either one of them may have

                                       5.
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against the other as a result of the breach of this Agreement or a material misrepresentation in this Agreement, it being understood that the irrevocable and non-refundable nature of the Initial Payment shall in no way limit any such claim.

                  Section 12. Release of the Company and CTS. CTS and the Company and their respective affiliates hereby release and forever discharge, effective on the Closing Date, Seller and his heirs, successors and assigns from any and all obligations or claims any of them may now have, or may hereafter have, in connection with the CTS Agreement and the transactions contemplated thereby.

                  Section 13.  Distribution of Profits.

                  (a) On or before the Closing Date, the Company shall distribute and pay in readily available funds to the Seller a distribution of his share of the reasonably estimated profits of the Company anticipated to be reported or actually reported to Seller on his IRS Form K-1 from the Company for 1996. In the event there is a dispute between Seller and the Company regarding the amount payable to Seller under this Section that cannot be resolved on or before the date the transactions contemplated by the CTS Agreement are otherwise ready to close, said dispute shall not delay the Closing, it being understood that said dispute shall be resolved after the Closing as described herein and that, provided that the CTS Closing has occurred, COMFORCE Corporation has guaranteed payment of any and all amounts payable to Seller under this Section.

                  (b) If there is a dispute as to the distribution required to be made hereunder to Seller, the Company shall cause Coopers & Lybrand, COMFORCE's independent accountants, Arthur Anderson & Co, which has been the Company's independent accountants, or another "Big 6" firm of independent accountants to determine the amount payable to Seller hereunder. Said determination, which shall be made in writing and delivered to Seller promptly after it is received by the Company together with any amount payable under this Section, shall be conclusive and binding on the parties.

                  Section 14. Notices. Notices, requests, instructions, demands and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally by first class registered or certified mail, recognized overnight delivery service, charges prepaid, or confirmed fax, as follows:

                           (a)      If to Seller, to:

                                    James R. Ratcliff
                                    5469 Suncrest Drive
                                    Anaheim Hills, CA  92807
                                    Fax No.:714/998-4474

                                       6.

                                    and to:

                                    Ronald W. Bachli
                                    Lillick & Charles LLP
                                    Two Embarcadero Center
                                    San Francisco, CA  94111
                                    Fax No.:  (415) 421-4799

                           (b)      If to the Company, to:

                                    RHO Company, Inc.
                                    4002-148th Street N.E.
                                    Redmond, WA  98052
                                    ATTENTION:  ______________________
                                    Fax No. ___________________________

                                    with copies to:

                                    Miller, Nash, Wiener, Hager & Carlsen
                                    4400 Two Union Square
                                    601 Union Street
                                    Seattle, WA  98101
                                    Attention: James R. Dickens, Esq.
                                    FAX No.: (206) 622-7485

                                    and to:

                                    COMFORCE Corporation
                                    2001 Marcus Avenue
                                    Lake Success, NY 11042
                                    FAX No.:

                                    and to:

                                    David J. Hirsch
                                    Doepken Keevican & Weiss
                                    Professional Corporation
                                    37th Floor, USX Tower
                                    600 Grant Street
                                    Pittsburgh, PA  15219
                                    Fax No.:  (412) 355-2609

                                       7.

                  or to such other address as any party shall have specified by written notice to the other parties hereto.

                  Section 15. Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them and COMFORCE in writing.

                  Section 16. Binding Effect No Assignment. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assignees, heirs and legal representatives. Seller shall not be entitled to assign his rights hereunder except with the Company's prior written consent.

                  Section 17. Entire Agreement. This instrument contains the entire agreement of the parties hereto with respect to the purchase of the Shares and the other transactions contemplated herein, and supersedes all prior understandings and agreements of the parties with respect to the subject matter hereof.

                  Section 18. Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  Section 19. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

                  Section 20. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington applicable to contracts made and to be performed therein, without regard to the conflicts of law principles thereof.

                  Section 21. Specific Performance. The parties hereto acknowledge and agree that the failure of either the Company or the Seller to fulfill their respective covenants and agreements hereunder will cause irreparable injury to the other party for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereto does hereby consent to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of its obligations and to the granting by any such court of the remedy of specific performance by it of its obligations hereunder.

                  Section 22. Attorney's Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for attorney's fees and all other reasonable costs and expenses incurred in such action or suit.

                                       8.




     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  /s/ James R. Ratcliff
                              ---------------------------------
                              James R. Ratcliff

                              RHO COMPANY, INC.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    /s/ James R. Ratcliff
                                    ----------------------------
                                    James R. Ratcliff

                                    RHO COMPANY, INC.

                                    By:         /s/ J.S. Erbe
                                       ------------------------------
                                    Name:     J.S. Erbe
                                         ----------------------------
                                    Title:        President
                                          ---------------------------
                  J. Scott Erbe hereby executes this document solely to consent and to agree to Section 5 hereof and the release contained in
                  Section 3(d) hereof.

                                          /s/ J.S. Erbe
                                    ---------------------------------
                                    J. Scott Erbe

                  COMFORCE Corporation, a Delaware corporation, hereby executes this Agreement solely to agree to the terms of Section 13(b), which terms shall be of no force or effect with respect to COMFORCE Corporation unless and until the CTS Closing occurs.

                                    COMFORCE CORPORATION

                                    By: /s/ Christopher P. Franco
                                       ------------------------------
                                    Name:   Christopher P. Franco
                                         ----------------------------
                                    Title:  Executive Vice President
                                          ---------------------------

                                       9.